UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 31, 2007

NEFF RENTAL LLC
(Exact name of registrant as specified in its charter)

Delaware	11-3753649
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3750 N.W. 87th Avenue, Suite 400
Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

(305) 513-3350
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On March 31, 2007, our parent company, Neff Corp., a Delaware corporation (the “Parent”), entered into an  Agreement and Plan of Merger (the “Merger Agreement”) with LYN Holdings LLC, a Delaware limited liability company (the “Buyer”), LYN Holdings Corp., a Delaware corporation and direct, wholly-owned subsidiary of the Buyer (“Holdings”), and LYN Acquisition Corp., a Delaware corporation and direct, wholly-owned subsidiary of Holdings (“Merger Sub”), pursuant to which, among other things, our Parent will be acquired for aggregate merger consideration to our Parent’s stockholders and optionholders of approximately $409 million less transaction expenses payable by our Parent and the existing indebtedness of our Parent and all of its subsidiaries will be repaid as described below.  Under the terms of the Merger Agreement, Merger Sub will merge with and into our Parent with our Parent continuing as the surviving corporation and an indirect, wholly-owned subsidiary of the Buyer (the “Merger”).  The Buyer, Holdings and Merger Sub are controlled by private investment funds affiliated with Lightyear Capital LLC.  The Board of Directors of our Parent recommended the approval of the Merger Agreement and the Merger to the stockholders of our Parent, and the stockholders of our Parent approved the Merger Agreement and the Merger by unanimous written consent in accordance with Delaware law.

At the effective time of the Merger, each outstanding share of the Class A Common Stock of our Parent, other than any shares owned by our Parent, the Buyer, Holdings or Merger Sub and shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be cancelled and converted into the right to receive a specific amount in cash.

The Buyer, Holdings and Merger Sub have obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for the Buyer, Holdings and Merger Sub to pay the aggregate merger consideration, repay existing indebtedness of our Parent and all of its subsidiaries (including our 11¼% Second Priority Senior Secured Notes due 2012, our 13% Senior Subordinated Notes due 2013 and Neff Rental, Inc.’s ABL credit facility) and pay the Buyer’s, Holdings’ and Merger Sub’s fees and expenses related to the Merger.   These equity and debt financing commitments are subject to customary conditions.  Consummation of the Merger is subject to various conditions, including the Buyer, Holdings or Merger Sub having obtained an aggregate of $732.5 million of debt financing pursuant to the terms of the debt financing commitments, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the absence of the occurrence of a material adverse effect on our Parent and its subsidiaries and other customary closing conditions. The parties expect to close the transaction during the second quarter of 2007.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1.

As a result of the Merger, if and when it occurs, we will become an indirect, wholly-owned subsidiary of the Buyer.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about us or our Parent. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of our Parent or the Buyer or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Forward Looking Statements:

This Current Report and the exhibits furnished herewith contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the Merger and the other transactions contemplated by the Merger Agreement. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the Merger Agreement to satisfy the conditions to closing specified in the Merger Agreement. More information about us and other risks related to us are detailed in our quarterly reports on Form 10-Q and our annual report on Form 10-K as filed with the SEC. We undertake no obligation to update forward-looking statements.

Item 7.01 Other Events.

On April 2, 2007, our Parent issued a press release announcing that it had entered into the Merger Agreement.  A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated March 31, 2007, by and among Neff Corp., LYN Holdings LLC, LYN Holdings Corp. and LYN Acquisition Corp.*

99.1	Press Release of Neff Corp. dated April 2, 2007.

*                    Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2007	NEFF RENTAL LLC

	By:	/s/ Mark Irion
	Name:	Mark Irion
	Its:	Chief Financial Officer and Secretary